Exhibit 10.1

Dated 9 December 2005

(1) T&N LIMITED

(IN ADMINISTRATION AND A DEBTOR IN POSSESSION UNDER CHAPTER 11 OF THE US

BANKRUPTCY CODE)

and

(2) THE ADMINISTRATORS

and

(3) FEDERAL-MOGUL (CONTINENTAL EUROPEAN

OPERATIONS) LIMITED

and

(4) FEDERAL-MOGUL CORPORATION

(A DEBTOR IN POSSESSION UNDER CHAPTER 11 OF THE US BANKRUPTCY CODE)

NOTE SALE AGREEMENT

SIDLEY AUSTIN BROWN & WOOD

WOOLGATE EXCHANGE

25 BASINGHALL STREET

LONDON EC2V 5HA

TELEPHONE 020 7360 3600

FACSIMILE 020 7626 7937

REF: PAA/21202-30310

TABLE OF CONTENTS

1.	Definitions and References	3
2.	Sale and Purchase of the Notes and Substitution	6
3.	Payment of Purchase Price	7
4.	Pre-Closing Matters	8
5.	Closing Matters	10
6.	Representations and Warranties of T&N and the Administrators	11
7.	Representation and Warranty of FMC and the GI Purchaser	12
8.	Exclusion of Liability and Indemnity	12
9.	Information and Further Assurance	13
10.	Costs and Payments	14
11.	Entire Agreement	14
12.	Notices	14
13.	Binding Effect	14
14.	Execution in Counterparts and Fax	15
15.	Third Party Rights	15
16.	Governing Law	15
SCHEDULE 1 The Notes		16
SCHEDULE 2 Notice		17
SCHEDULE 3 Contact Details		18
SCHEDULE 4 Specified Encumbrances		19

THIS SALE AGREEMENT is made on 9 December 2005

BETWEEN:

(1)	T&N LIMITED (IN ADMINISTRATION AND AS A DEBTOR IN POSSESSION UNDER CHAPTER 11 OF THE US BANKRUPTCY CODE) (“T&N”), a company incorporated in England and Wales with registration number 00163992 and having its registered office at Styal Road, Manchester M22 5TN, acting by its joint administrators, James J Gleave, Simon V Freakley and Gary P Squires of Kroll Limited, The Observatory, Chapel Walks, Manchester, M2 1HL (the “Administrators”);

(2)	THE ADMINISTRATORS;

(3)	FEDERAL-MOGUL (CONTINENTAL EUROPEAN OPERATIONS) LIMITED (the “GI Purchaser”) a company incorporated in England and Wales with registration number 05642166, having its registered office at Woolgate Exchange, Basinghall Street, London EC2V 5HA; and

(4)	FEDERAL-MOGUL CORPORATION (AS A DEBTOR IN POSSESSION UNDER CHAPTER 11 OF THE US BANKRUPTCY CODE) (“FMC”), a corporation incorporated under the laws of Michigan and having its world headquarters in Southfield, Michigan, USA,

(each a “Party” and together the “Parties”).

Recitals

(A)	The Administrators were appointed joint administrators of T&N by order of the High Court of Justice of England and Wales made on 1 October 2001. On the same day, T&N, together with FMC and other subsidiaries of FMC, filed a petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code.

(B)	On 26 September 2005, T&N, the Administrators, FMC, the Plan Proponents and the Pension Protection Fund entered into an agreement to resolve all the outstanding claims and issues between them or to provide a framework for such resolution (the “Settlement Agreement”). As part of that comprehensive resolution, under the terms of the Settlement Agreement, FMC (or its designee) was entitled (if it so chose) to make an offer to acquire the Notes from T&N (referred to as a ‘Top Up Offer’).

(C)	FMC and the GI Purchaser made a Top Up Offer to the Administrators on 7 December 2005, which was accepted by the Administrators on the date hereof.

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereto agree as follows:

1.	Definitions and References

1.1	Definitions

In this Agreement:

(a)	terms used herein and not otherwise defined herein shall have the meanings set forth in the Settlement Agreement.

(b)	the following terms shall have the following meanings:

“Administrators’ (FMC) Account” mean the account at The Royal Bank of Scotland plc, account number 00771185, sort code 16-23-37 held in the name of “JJ Gleave, SV Freakley and GP Squires Joint Administrators of the T&N Group of Companies No.2 Account”;

“Administrators’ (GI) Account” means the account at The Royal Bank of Scotland plc, account number 00771096, sort code 16-23-37 held in the name of “JJ Gleave, SV Freakley and GP Squires Joint Administrators of the T&N Group of Companies”;

“Closing Date” means the day determined in accordance with Section 5.1;

“Deutsche Agreements” means the Agreements dated 22 June 2005, 3 August 2005, 9 November 2005 and 8 December 2005, each entered into between T&N, the Administrators and Deutsche Bank;

“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set-off or any third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title, or any other security interest of any kind howsoever created or arising or any other agreement or arrangement (including a sale and purchase agreement) having similar effect including the Specified Encumbrances;

“Excluded Claims” means all right, entitlement and interest in or to the Next Interest Payments;

“FMC Deposit” has the meaning given to it by Section 3.2;

“French Purchase Price” means the proportion of the Purchase Price attributable to the French Loan Notes, namely: 5%;

“German and Italian Purchase Price” means the proportion of the Purchase Price attributable to the German Notes and the Italian Note, namely: 95%;

“GI Deposit” has the meaning given to it by Section 3.3;

“Guarantee/LC” has the meaning given it by Section 3.4;

“Guarantee/LC Interest” means, in respect of the amount of a Guarantee/LC or of the amount drawn or to be drawn thereunder, a sum equal to interest on such amount at the rate of 4.5% (four and one half per cent) per annum for a period of three English business days;

“Next Interest Payments” means the interest payments due from the Obligors under the Notes on 31 December 2005, being the sums of €28,752,805.69 in the case of the German Obligor, €17,063,823.63 in the case of the French Obligor and €8,528,359.64 in the case of the Italian Obligor.

“Notes” means the notes, details of which are set out in Schedule 1 to this Agreement and the “French Notes” means the notes set out in Part I of that Schedule, the “German Notes” means the notes set out in Part II of that Schedule and the “Italian Note” means the note set out in Part III of that Schedule;

“Obligors” means, in relation to each of the Notes, the obligor indicated against each Note in Schedule 1 to this Agreement and “French Obligor”, “German Obligor” or “Italian Obligor” means the obligor entities listed in Parts I, II and III respectively of that Schedule;

“Person” shall be construed as a reference to any person, firm, company, corporation, limited liability partnership, partnership or unincorporated body of person, wherever established;

“Purchase Price” means, on any day, the price payable by FMC or its designee to the Administrators under Clause 6 of the Settlement Agreement (which, for the avoidance of doubt, shall be calculated at the opening of banking business on that day);

“Specified Encumbrances” means those charges and security interests in respect of the Notes in favour of T&N International Limited and AE International Limited and FMC, the particulars of which are registered at the Companies Registry in the file of documents maintained there and which are listed in Schedule 4 hereto;

1.2	Construction:

In this Agreement:

(a)	references to any of the Parties include their respective assignees, transferees and successors in title.

(b)	headings to Sections, sub-sections and paragraphs are for information only and shall not form part of the operative provisions of this Agreement.

(c)	references to Sections or Schedules are to sections of and schedules to this Agreement.

(d)

references in this Agreement to any agreement, deed or document (including, references to this Agreement) shall be deemed to include references to such agreement, deed or document as varied, amended, modified, novated, supplemented or replaced by any other documents, deeds, instruments or agreements from time to time.

2.	Sale and Purchase of the Notes

2.1	With effect from the Closing Date, or, if any part of the Purchase Price is to be paid under the Guarantee/LC, such later date (the “LC Receipt Date”) on which all amounts demanded under the Guarantee/LC are received by the Administrators, T&N irrevocably and unconditionally and free of the Specified Encumbrances (other than those in favour of FMC) sells the French Notes (together with all rights and claims, other than (subject to Section 2.3) the Excluded Claims, of T&N in relation to the French Notes) to FMC for the French Purchase Price together with the right (other than (subject to Section 2.3) in relation to the Excluded Claims) to receive all payments, if any, made under the French Notes referable to the period commencing on 1 January 2006.

2.2	With effect from the Closing Date, or, if later, the LC Receipt Date, T&N irrevocably and unconditionally and free of the Specified Encumbrances (other than those in favour of FMC) sells (and in the case of the Italian Note also assigns the credit of) the German Notes and the Italian Note (together with all rights and claims, other than (subject to Section 2.3) the Excluded Claims, of T&N in relation to the German Notes and the Italian Note) to the GI Purchaser for the German and Italian Purchase Price together with the right (other than (subject to Section 2.3) in relation to the Excluded Claims) to receive all payments, if any, made under the German Notes and the Italian Note referable to the period commencing on 1 January 2006.

2.3	If the Closing Date occurs before 31 December 2005, the sale and assignment of each of the Notes shall include, free of the Specified Encumbrances (other than those in favour of FMC), all rights and claims to receive the relevant Next Interest Payments in respect of such Notes.

2.4	If under the laws of any jurisdiction any Obligor is required to make a deduction or withholding from or on account of the tax from any Next Interest Payment and T&N obtains, utilises and retains any credit against, relief or remission for, or repayment of, any tax, then T&N shall pay an amount to FMC to the extent that the relevant deduction or withholding relates to the French Notes or the GI Purchaser to the extent that the relevant deduction or withholding relates to the German Notes or the Italian Note which leaves T&N (after that payment) in the same after-tax position as it would have been in had no deduction or withholding been required to be made.

2.5	For the avoidance of doubt references in this Agreement to the “German and Italian Purchase Price” or the “French Purchase Price” shall mean the German and Italian Purchase Price or the French Purchase Price as the same may have been adjusted following an adjustment to the Purchase Price in accordance with Section 4.4 below.

2.6	If at any time prior to the Closing Date, FMC or the GI Purchaser receives any amount on account of any Next Interest Payment, it shall account for the amount so received to T&N within 3 English business days of receipt and pending such accounting shall hold such amount on trust for T&N.

2.7	If at any time either prior to or following the Closing Date T&N receives or the Administrators receive any amount on account of the Notes (other than a Next Interest Payment not agreed to be sold under Section 2.3), it shall following the Closing Date account for the amount so received to FMC or the GI Purchaser as appropriate within 3 English business days and pending such accounting shall hold such amount on trust for FMC or the GI Purchaser. The obligations of T&N and the Administrators under this Section 2.7 shall terminate if this Agreement is lawfully terminated by T&N as a result of a breach of this Agreement by FMC or the GI Purchaser.

3.	Payment of Purchase Price

3.1	As consideration for the sale, assignment and transfer contemplated in Sections 2.1, 2.2 and 2.3, FMC shall pay the French Purchase Price and the GI Purchaser shall pay the German and Italian Purchase Price to T&N on the Closing Date.

3.2	If FMC has made a cash payment (the “FMC Deposit”) to credit of the Administrators’ (FMC) Account in accordance with the provisions of Section 4.1(a) below, the FMC Deposit shall on the Closing Date be applied by the Administrators towards the French Purchase Price payable by FMC. FMC irrevocably and unconditionally consents to such application (which shall to the extent so applied operate in satisfaction pro tanto of FMC’s obligations to pay the French Purchase Price under Section 3.1).

3.3	If the GI Purchaser has made a cash payment (the “GI Deposit”) to the Administrators’ (GI) Account in accordance with the provisions of Section 4.1(b) below, the GI Deposit shall on the Closing Date be applied by the Administrators towards the German and Italian Purchase Price payable by the GI Purchaser. The GI Purchaser irrevocably and unconditionally consents to such application (which shall to the extent so applied operate in satisfaction pro tanto of the GI Purchaser’s obligations to pay the German and Italian Purchase Price under Section 3.1).

3.4	If FMC has provided a bank guarantee or letter of credit (the “Guarantee/LC”) to the Administrators in accordance with the provisions of Section 4.1(c) below, T&N shall on the Closing Date make a drawing under the Guarantee/LC in an amount not exceeding the lower of (a) the maximum amount that may be drawn thereunder and (b) an amount equal to the Purchase Price payable on the Closing Date plus the Guarantee/LC Interest (less the amount of any FMC Deposit and any GI Deposit applied in accordance with Sections 3.2 and 3.3). The amount so drawn shall on the Closing Date or if later the LC Receipt Date be applied by the Administrators in or towards payment of the French Purchase Price and the German and Italian Purchase Price payable by FMC or the GI Purchaser as appropriate pro rata to the amounts outstanding and FMC and the GI Purchaser each irrevocably and unconditionally consents to such application (which shall to the extent so applied operate in satisfaction pro tanto of FMC’s obligation to pay the French Purchase Price and the GI Purchaser’s obligation to pay the German and Italian Purchase Price, under Section 3.1). FMC shall not have or acquire ownership of or any interest in the German Notes or the Italian Note as a result of the amount drawn under the Guarantee/LC being so applied.

3.5

FMC shall on the Closing Date pay the balance, if any, of the French Purchase Price and the GI Purchaser shall on the Closing Date pay the balance, if any, of the German and Italian Purchase Price outstanding, in the case of the French Purchase Price, after application of (a) the FMC Deposit under Section 3.2 and (b) of the amount drawn under the Guarantee/LC which is to be or has been applied in or towards payment of the French Purchase Price, and, in the case of the German and Italian Purchase Price, after application of (a) the GI Deposit under Section 3.3 and (b) of the amount drawn under the Guarantee/LC which is to be or has been applied in or towards payment of the German and Italian Purchase Price. Such sum shall be paid in cleared funds to such account as the Administrators may designate, without set-off or counterclaim.

4.	Pre-Closing Matters

4.1	Within three English business days of the date of this Agreement (time to be of the essence):

(a)	FMC shall pay the FMC Deposit to the credit of the Administrators’ (FMC) Account in an amount equal to the French Purchase Price (or such amount as may, together with any Guarantee/LC and any GI Deposit, equal in aggregate the Purchase Price) which the Administrators shall:

(i)	at all times prior to the Closing Date hold separate from all other assets of T&N; and

(ii)	apply only on the Closing Date in accordance with Section 3.2;

and which shall (subject only to the provisions of Section 4.4) only be repayable to FMC if and to the extent that the same is not required to satisfy the French Purchase Price due and payable to T&N on the Closing Date in accordance with Section 3.1; and/or

(b)	The GI Purchaser shall pay the GI Deposit to the credit of the Administrators’ (GI) Account in an amount equal to the German and Italian Purchase Price (or such amount as may, together with any Guarantee/LC and any FMC Deposit, equal in aggregate the Purchase Price) which the Administrators shall:

(i)	at all times prior to the Closing Date hold separate from all other assets of T&N; and

(ii)	apply only on the Closing Date in accordance with Section 3.3;

and which shall (subject only to the provisions of Section 4.4) only be repayable to the GI Purchaser if and to the extent that the same is not required to satisfy the German and Italian Purchase Price due and payable to T&N on the Closing Date in accordance with Section 3.1; and/or

(c)

FMC shall provide a Guarantee/LC in an amount equal to the Purchase Price (or such amount as may, together with the FMC Deposit and the GI Deposit equal in aggregate the Purchase Price) plus the Guarantee/LC Interest in terms reasonably acceptable to the Administrators (including that any call/draw on the Guarantee/LC is subject only to the issuing bank receiving a certificate signed by one of the Administrators that the amount demanded is due and payable under the terms of this Agreement in respect of the Purchase Price and that

T&N will comply with its obligations under Section 5.2 of this Agreement on the LC Receipt Date and that on receipt of such certificate the issuing bank shall forthwith make payment of the sum demanded (or, if lower, the maximum amount payable under the Guarantee/LC)).

PROVIDED that together the balance of the FMC Deposit, the balance of the GI Deposit and the amount of the Guarantee/LC shall equal the Purchase Price determined in accordance with proviso (D)(ii) to Clause 6 of the Settlement Agreement plus the Guarantee/LC Interest on the amount of the Guarantee/LC.

4.2	If FMC and the GI Purchaser fail to comply with their obligations under Section 4.1, this Agreement and the Top Up Offer and the acceptance thereof shall automatically terminate and no Party shall have any further obligation or any claim against any other Party thereunder.

4.3	FMC or the GI Purchaser may from time to time prior to the Closing Date request the Administrators to consider any proposal by FMC or the GI Purchaser regarding the investment of the FMC Deposit or the GI Deposit but the Administrators shall have no obligation to agree to any such proposal. The Administrators shall use reasonable endeavours to ensure that the recovery of the principal amount of any FMC Deposit or any GI Deposit is not placed in jeopardy and to ensure that such deposits earn interest at a commercial rate or some other commercial return.

4.4	If prior to the Closing Date, the Purchase Price is subject to reduction in accordance with Clause 6(D)(v) of the Settlement Agreement any such reduction shall be made to the French Purchase Price and the German and Italian Purchase Price pro rata and:

(a)	if the French Purchase Price is secured in whole by the FMC Deposit, the Administrators shall upon receipt of any payment of Excess Working Capital pay a sum equal to 5% of the Excess Working Capital from the FMC Deposit to FMC; and/or

(b)	if the GI Purchase Price is secured in whole by the GI Deposit, the Administrators shall upon receipt of any payment of Excess Working Capital pay a sum equal to 95% of the Excess Working Capital from the GI Deposit to the GI Purchaser; and/or

(c)	if the Purchase Price is secured in whole by a Guarantee/LC, the Administrators shall, upon receipt of any payment of Excess Working Capital, agree that the maximum drawdowns under such bank guarantee or letter of credit shall be reduced by an identical sum and shall promptly so notify the issuer of the bank guarantee or letter of credit in writing of such reduction; and/or

(d)	if the Purchase Price is secured in part by the FMC Deposit and the GI Deposit and in part by a Guarantee/LC, the Administrators shall (unless otherwise agreed) upon receipt of any payment of Excess Working Capital:

(i)	pay an amount from the FMC Deposit to FMC (or as FMC may direct) equal to the Percentage of the FMC Deposit; and

(ii)	pay an amount from the GI Deposit to the GI Purchaser equal to the Percentage of the GI Deposit; and

(iii)	agree that the maximum drawdowns under the Guarantee/LC shall be reduced by an amount equal to the Percentage of the maximum amount payable under the Guarantee/LC and shall promptly so notify the issuer of the Guarantee/LC in writing of such reduction.

In this Section 4.4(d), “Percentage” is the figure, expressed as a percentage arrived at by calculating the Excess Working Capital as a percentage of the Purchase Price and so that the amounts paid under (i), (ii) and the amount of any reduction under (iii) shall be equal to 100% of the Excess Working Capital.

5.	Closing Matters

5.1	The Closing Date shall be an English business day, which shall be

(a)	set by FMC and of which FMC has given not less than two clear English business days’ notice in writing to the Administrators, being a day no later than 28 February 2006; or

(b)	in the absence of such notice by close of business London time on 23 February 2006 (or if for any reason that day is not an English business day, the immediately preceding English business day), 28 February 2006; or

(c)	such later date as the Parties and the Plan Proponents may agree.

5.2	On the Closing Date, or, if later, the LC Receipt Date, T&N shall make available for collection by FMC (or its solicitors) at the offices of Denton Wilde Sapte:

(a)	notices of assignment substantially in the form set out in Schedule 2 to this Agreement;

(b)	the original Notes in the Administrators’ possession; and

(c)	releases of the Specified Encumbrances (except those in favour of FMC) in a form agreed between the Parties.

5.3	On the Closing Date or, if later, the LC Receipt Date, (and subject in any event to payment in full of the Purchase Price in accordance with Section 3):

(a)	the legal and beneficial title to the French Notes (and if the Closing Date occurs before 31 December 2005 the Next Interest Payment insofar as the same relate to the French Notes) shall pass to FMC; and

(b)	the legal and beneficial title to the German Notes and the Italian Note (and if the Closing Date occurs before 31 December 2005 the Next Interest Payments insofar as the same relate to the German Notes and the Italian Note) shall pass to the GI Purchaser.

5.4	T&N shall not be obliged to sell part only of the Notes if FMC and the GI Purchaser are together not able to complete the purchase of all of the Notes in accordance with the terms of this Agreement and each of FMC and the GI Purchaser shall not be obliged to purchase the Notes to be purchased by them if T&N is not able to complete the sale of all of the Notes to both of them in accordance with the terms of this Agreement.

5.5	Within 5 English business days following the Closing Date the Administrators shall account to:

(a)	FMC for the interest earned on the FMC Deposit to the Closing Date; and

(b)	the GI Purchaser for the interest earned on the GI Deposit to the Closing Date.

6.	Representations and Warranties of T&N and the Administrators

6.1	The Administrators represent and warrant to FMC and to the GI Purchaser as at the date of this Agreement and as at the Closing Date as follows:

(a)	that as far as they are aware, but without having made any specific enquiry, T&N is the sole legal and beneficial owner of the Notes (or if not the beneficial owner, has the consent of the beneficial owner(s) to transfer the Notes free of its (or their) interests to FMC and the GI Purchaser) and that T&N is entitled to transfer the Notes to the GI Purchaser;

(b)	that as far as they are aware, but without having made any specific enquiry, the only Encumbrances to which the Notes are subject are the Specified Encumbrances, which are (except those in favour of FMC) being released pursuant to Section 5.2(c) of this Agreement;

(c)	that they have not caused T&N to create any Encumbrance over the Notes (except for the Specified Encumbrances or under the Deutsche Agreements); and

(d)	that they have not caused T&N to dispose of, or agree to dispose of, all or any part of the Notes (except under the Deutsche Agreements).

6.2	T&N represents and warrants to FMC and to the GI Purchaser as at the date of this Agreement and as at the Closing Date as follows:

(a)	that the only Encumbrances to which the Notes are subject of which T&N is aware are the Specified Encumbrances, which are (except those in favour of FMC) being released pursuant to Section 5.1(c) of this Agreement and those arising under the Deutsche Agreements;

(b)	that it has not disposed of or agreed to dispose of all or any part of the Notes (except under the Deutsche Agreements); and

(c)	this Agreement has been duly executed by T&N and constitutes its legal, valid and binding obligations;

6.3	T&N shall not have any liability in respect of a claim under this Agreement unless (i) notice in writing of the claim is given by or on behalf of FMC and/or the GI Purchaser to T&N or the Administrators stating in reasonable detail the nature of the claim and, if practical, the amount claimed, on or before the first anniversary of the Closing Date (the “Claim Period”) and (ii) T&N has been given 10 English business days after receipt of the notice to remedy the breach to FMC’s or the GI Purchaser’s reasonable satisfaction provided that if the notice of claim is received in the last 10 English business days of the Claim Period, the Claim Period shall terminate 15 English business days after the Administrators have received the notice of claim.

6.4	Neither the Administrators nor T&N shall have any liability under or in relation to any claim under the warranties in Sections 6.1 or 6.2 if and to the extent that the fact, event or circumstance giving rise to such claim or the subject matter of the claim is otherwise known to FMC or the GI Purchaser at or before the Closing Date.

6.5	FMC and the GI Purchaser shall take all reasonable steps to mitigate any loss which is or may be the subject of any claim under the warranties in 6.1 and 6.2.

6.6	Neither FMC nor the GI Purchaser shall be entitled to claim for any loss of profits or indirect or consequential loss in respect of any claim under the warranties in section 6.1 or 6.2.

6.7	Neither FMC nor the GI Purchaser shall have any remedy in respect of any breach of any of the warranties in Sections 6.1 or 6.2 other than a claim for damages to the extent provided for by this Section 6 and in particular shall have no right to terminate or rescind this Agreement as a result of such breach. This Section 6.7 shall not prejudice or affect the rights or remedies of FMC or the GI Purchaser under any provision of this Agreement other than the warranties set out in Sections 6.1 or 6.2.

7.	Representation and Warranty of FMC and the GI Purchaser

7.1	Each of FMC and the GI Purchaser represents and warrants to T&N and to the Administrators as at the date of this Agreement and as at the Closing Date that it has full power and authority to execute and deliver this Agreement and to perform its obligations under it and to consummate the assignment of the Notes contemplated by this Agreement.

8.	Exclusion of Liability and Indemnity

8.1

Save only as provided in Section 6.1 or under this Section 8.1, the Administrators shall incur no personal liability under, or by virtue of, this Agreement nor in relation to any matter or claim howsoever, whenever and wherever arising hereunder and whether such claims are formulated in contract and/or tort by reference to any other right or remedy and in whatever jurisdiction or forum except in the event of gross negligence or wilful misconduct in relation to the funds standing to the credit of the Administrators’ (FMC) Account for the Administrators’ (GI) Account or in relation to the Guarantee/LC. In particular, the Administrators shall not be liable except as provided above on any deed or document executed after and with a view to or for the purpose of putting this Agreement into effect, whether or not such deed or document so provides and the Administrators shall be entitled at any time to have such deeds or documents amended to include an exclusion of personal liability in the above terms. Furthermore, the Administrators act only as agents of T&N and shall have no personal liability by reason of acting in that capacity, with respect to the transactions contemplated by this Agreement.

8.2	FMC shall indemnify the Administrators in respect of any claims asserted against the Administrators personally by Deutsche Bank AG under the Sale Agreement as a consequence of the acceptance of the Top Up Offer referred to in Recital (B) PROVIDED THAT the Administrators shall:

(a)	upon receipt of notice of the commencement of an action or proceeding against them in respect of which an indemnity may be sought hereunder, promptly notify FMC with respect thereto (provided, that failure to so notify shall not relieve FMC from any liability which FMC may have hereunder or otherwise, except to the extent FMC shall have been materially prejudiced by such failure);

(b)	have the right to employ solicitors and counsel (including leading counsel) in any action and (subject to Section 8.2(c) below) to conduct the defence thereof, and the reasonable fees and expenses of such solicitors and counsel shall be at the expense of FMC, unless the Administrators shall have failed promptly to assume the defence of such action or proceeding. FMC shall not, in connection with any action, be liable for the fees and expenses of more than one law firm or more than one barrister to represent T&N and the Administrators;

(c)	consult with FMC and its counsel on the appropriate approach and steps to take in defence of the action or proceeding, such consultations to take place on such frequency as may be agreed between FMC and the Administrators (but so that the Administrators shall conduct any action and the defence thereof as they may reasonably consider appropriate taking into account the interest of FMC in the outcome thereof); and

(d)	at all times keep FMC fully informed of the progress of the action and their conduct of the defence thereof, including by providing such documentation and access for FMC’s counsel to the Administrators’ counsel as FMC may reasonably request, except to the extent that in the opinion of counsel to the Administrators, T&N or the Administrators claim to legal professional privilege would be prejudiced.

8.3	FMC shall not be liable for any settlement of any litigation or proceedings effected without its prior written consent (which consent shall not be unreasonably withheld), but, if settled with such consent, FMC agrees to indemnify the Administrators from and against any loss or liability of the Administrators by reason of such settlement.

9.	Information and Further Assurance

9.1	Each of the Parties (in the case of the Administrators only whilst they remain administrators of T&N) agrees (at the cost of the Purchaser) to execute and deliver such other instruments and take such other action, as any other Party may reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, the delivery of any notice to any other person, which may be required in connection with the assignment and transfer contemplated hereby.

10.	Costs and Payments

10.1	Unless otherwise provided herein, the Parties shall bear their own costs and expenses in relation to this Agreement.

10.2	FMC and the GI Purchaser shall each bear all respective stamp duty, transfer fees and other similar levies payable in respect of the assignment of the Notes pursuant to this Agreement referable to the Notes purchased by them.

10.3	Except as otherwise provided herein or in the Settlement Agreement, all payments hereunder shall be in Pounds Sterling and made to such account of the intended recipient of the payment as the intended recipient shall notify to the payer not less than three (3) English business days prior to the relevant payment.

10.4	The Purchase Price and the indemnity obligation under Section 8.2 shall be accorded priority as allowed administrative expenses of the US Debtors’ Chapter 11 cases and shall not be subject to any set off or cross claims.

11.	Entire Agreement

11.1	This Agreement together with the Settlement Agreement constitute the entire agreement of the Parties as to their subject matter and any previous agreements, understandings and negotiations on the subject cease to have any effect (and this Agreement shall not prejudice or affect the terms of the Cooperation Agreement).

11.2	Each of FMC and the GI Purchaser confirms that save as provided in this Agreement it has not relied on any representation or warranty given or made by any other Party prior to the date hereof and each waives any right it may have in respect of any such representation or warranty. This Section 11 shall not apply to any fraudulent misrepresentation.

12.	Notices

12.1	All communication among the Parties or notices in connection herewith shall be in writing, hand delivered or sent by ordinary mail or facsimile transmission, addressed at their respective addresses set forth in Schedule 3 hereto.

12.2	Unless the contrary shall be proved, each such notice or communication shall be deemed to have been given made or delivered, if by letter, 24 hours after posting or if by delivery, when left at the relevant address and, if by facsimile or transmission, when transmitted.

13.	Binding Effect

13.1	This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. The representations, warranties, agreements and indemnities of each of the Parties contained herein or in any accession agreement shall survive the execution, delivery and performance of this Agreement.

14.	Execution in Counterparts and Fax

14.1	This Agreement may be executed in any number of counterparts and by different parties thereto on separate counterparts each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

14.2	Transmission by fax of an executed counterpart of the Agreement shall among the Parties be deemed to constitute due and sufficient delivery of such counterpart. Each of the Parties shall deliver to the other Parties an original counterpart of the Agreement promptly after delivery by fax.

15.	Third Party Rights

15.1	The Parties do not intend that any term of this Agreement shall be enforced solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party.

16.	Governing Law

16.1	This Agreement is governed by and shall be construed in accordance with the laws of England. The Parties submit to the non-exclusive jurisdiction of the English courts in connection with any disputes arising hereunder. The Parties waive any right they have to object to an action being brought in those courts, to claim that action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

IN WITNESS WHEREOF each of the Parties has caused this Agreement to be executed by its duly authorised representatives as of the date first above written.

SCHEDULE 1

THE NOTES

Part I – The French Notes

Date	Obligor	Original Creditor	Amount

11.06.1999	Federal Mogul SA	AE International Ltd	French Franc 142,404,240

31.08.1998	Federal Mogul SA	T&N International Ltd	French Franc 488,163,908

31.08.1998	Federal Mogul SA	AE International Ltd	French Franc 904,841,256

Part II – The German Notes

Date	Obligor	Original Creditor	Amount

08.07.1998	Federal Mogul Holding Deutschland GmbH (formerly called Federal-Mogul Motorenteile Holding GmbH)	AE International Ltd	DM 126,979,412

08.07.1998	Federal Mogul Holding Deutschland GmbH (formerly called Federal-Mogul Motorenteile Holding GmbH)	T&N International Ltd	DM 611,020,588

Part III – The Italian Note

Date	Obligor	Original Creditor	Amount
22.05.01	Federal Mogul SpA	T&N International Ltd	Euro 111,627,744

SCHEDULE 2

NOTICE

To:	[The relevant Obligor]

From:	T&N Limited (the “Assignor”) and
[Federal-Mogul (Continental European Operations) Limited]
[Federal-Mogul Corporation]
(the “Assignee”)

Date: [             ] 200[  ]

Dear Sirs,

[Reference the relevant Note(s)] (the “Note[s]”)

Reference is made to the Note.

1.	We hereby notify you that as of [ ] 2005, the Assignor has assigned and transferred all its rights under the Note [(except for the interest due on 31 December 2005)] to the Assignee.

2.	Any payments that fall due or become payable in respect of the Note [(except for the interest due on 31 December 2005)] should be paid to the Assignee at the account detailed below.

3.	The details of the Assignee’s contact and payment details are as follows:

[contact]

Account for payments:

[        ]

This notice shall be governed by and construed in accordance with the laws of England.

Please sign and return the attached copy of this notice as evidence of your receipt of the foregoing.

Yours faithfully,

T&N Limited (in administration)

and

[Federal-Mogul Corporation]

[Federal-Mogul (Continental European Operations) Limited]

We acknowledge receipt of the above notice dated [            ] 200[  ] from the Assignor and the Assignee.

[Obligor]

SCHEDULE 3

CONTACT DETAILS

T&N:

Manchester International Office Centre

Styal Road

Manchester M22 5TN

Fax: 0161 955 5204

Attention: Chris Boydell

Administrators

Kroll Limited

The Observatory

Chapel Walks

Manchester M2 1HL

Fax: 0161 838 4501

Attention: James John Gleave

Federal-Mogul (Continental European Operations) Limited

Woolgate Exchange

Basinghall Street

London, EC2V 5HA

Fax: 0161 955 5204 (copy to 0207 626 7937)

Attention: Chris Boydell

Federal Mogul Corporation:

26555 Northwestern Highway

Southfield, MI 48034

Fax: 00 1 248 354-2659

Attention: John Gasparovic

Senior Vice President and General Counsel

SCHEDULE 4

SPECIFIED ENCUMBRANCES

•	Deed of Mortgage dated 24 September 2001 between AE International Limited and T&N Limited

•	Deed of Rectification of Deed of Mortgage dated 26 September 2001 between AE International Limited and T&N Limited

•	Deed of Mortgage dated 24 September 2001 between T&N International Limited and T&N Limited

•	Deed of Rectification of Deed of Mortgage dated 26 September 2001 between T&N International Limited and T&N Limited

•	Deed of Mortgage dated 24 September 2001 between Federal-Mogul Corporation and T&N Limited

•	Deed of Rectification of Deed of Mortgage dated 26 September 2001 between Federal-Mogul Corporation and T&N Limited

For and on behalf of T&N LIMITED (in administration)

By:	/s/ JAMES GLEAVE
Name:	James Gleave

Acting as joint Administrator, without personal liability

Signature of Witness:	/s/ LEONID PETROV
Name of Witness:	Leonid Petrov
Address of Witness:

For and on behalf of all THE ADMINISTRATORS

By:	/s/ JAMES GLEAVE
Name:	James Gleave

Signature of Witness:	/s/ LEONID PETROV
Name of Witness:	Leonid Petrov
Address of Witness:

FEDERAL MOGUL CORPORATION

By:	/s/ JOHN J. GASPAROVIC
Name:	John J. Gasparovic
Title:	Senior Vice President and General Counsel

FEDERAL-MOGUL (CONTINENTAL EUROPEAN OPERATIONS) LIMITED

By:	/s/ JEREMY DAVID TURNER
Name:	Jeremy David Turner
Titie:	Director

By:	/s/ ANDREW CHRISTOPHER BOYDELL
Name:	Andrew Christopher Boydell
Title:	Director/Secretary